Exhibit 99.1

For Immediate Release

For Further Information Contact:

James Edgemond at (301) 608-9292

Email: jedgemond@unither.com

UNITED THERAPEUTICS CORPORATION

AGREES TO SELL PRIORITY REVIEW VOUCHER

TO ABBVIE FOR $350 MILLION

SILVER SPRING, MD and RESEARCH TRIANGLE PARK, NC, August 19, 2015:  United Therapeutics Corporation (NASDAQ: UTHR) announced today that it has entered into an agreement to sell its Rare Pediatric Disease Priority Review Voucher (PPRV) to a subsidiary of AbbVie Inc. (NYSE:ABBV). United Therapeutics received the PPRV when Unituxin™ was approved by the U.S. Food and Drug Administration (FDA) for the treatment of neuroblastoma, a rare pediatric disease.

Upon closing of the transaction, United Therapeutics will receive $350 million in cash in exchange for the PPRV. The voucher was awarded by the FDA under a provision that encourages development of new drugs and biologics for the prevention and treatment of rare pediatric diseases.

“We are very pleased to monetize our PPRV, and hope that this transaction will encourage others to join us in focusing development efforts on rare pediatric diseases,” said Roger Jeffs, Ph.D., United Therapeutics’ President and Co-CEO.

The transaction is subject to customary closing conditions and clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

About the Rare Pediatric Disease Priority Review Voucher Program

The program is intended to encourage development of new drug and biological products for prevention and treatment of certain rare pediatric diseases. A PPRV may be issued to the sponsor of a rare pediatric disease product application and would entitle the holder to priority review of a single New Drug Application or Biologics License Application, which reduces the target review time and could lead to an expedited approval. The sponsor receives the PPRV upon approval of the rare pediatric disease product application and it can be sold without limitation.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, among others, the expected closing of the sale of United Therapeutics’ Rare Pediatric Priority Review Voucher to AbbVie, which is subject to closing conditions including expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.  We are providing this information as of August 19, 2015, and we assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.  [uthr-g]

UNITUXIN is a trademark of United Therapeutics Corporation.

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